Exhibit 99.1

Subject: Personal News
Clients, shareholders and colleagues:
I wanted to let you know that, just after the new year, I was diagnosed with a soft tissue cancer. My physician says the type of cancer I have is treatable and curable, and there is no evidence of cancer elsewhere in my body. I plan to begin treatment immediately.
We have the best leadership team in health care IT, and we are well equipped to continue to manage Cerner with our existing leadership structure while I receive treatment. I plan to stay involved in the business, but with less travel and fewer meetings. In reality, it will not be a big change compared to how we run Cerner day to day already.
It’s not often I’m forced to slow down, but the silver lining will be having some extra ‘think’ time to reflect on all the extraordinary opportunities we have in health IT. After years of studying health care systems around the world, this unique opportunity already has my gears turning.
Balancing transparency and privacy is always a judgment call, but I felt as though I have a duty to communicate. I feel fine, and I’m surrounded by extraordinarily supportive family, friends, Cerner leaders and Board members. Thanks for your support.
Neal